Exhibit 4.1
CERTIFICATE OF DECREASE
RELATING TO
CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
NEW HORIZONS WORLDWIDE, INC.

PURSUANT TO SECTION 151(g) OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

     New Horizons Worldwide, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, certifies as follows:
     FIRST: The name of the corporation is New Horizons Worldwide, Inc. (the “Company”).
     SECOND: This certificate relates to the Company’s Certificate of Designation, Preferences and Rights (the “Certificate of Designation”) relating to the Company’s Series A Convertible Preferred Stock, without par value (the “Series A Preferred Stock”), filed with the Secretary of State of Delaware on February 7, 2005.
     THIRD: A decrease in the number of designated shares of Series A Preferred Stock of 361,602 (from 2,000,000 shares to 1,638,398 shares) was authorized and directed by a resolution adopted by the Board of Directors of the Company, pursuant to Section 151(g) of the Delaware General Corporation Law.
     FOURTH: This certificate shall be effective upon filing with the Secretary of State of Delaware.
     IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by Thomas J. Bresnan, President of the Company, on July 5, 2006.

NEW HORIZONS WORLDWIDE, INC.
By:	/s/ Thomas J. Bresnan
Thomas J. Bresnan, President